Exhibit 99.1

For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

tracimangini@EGT-Group.com

872/802-4227

ENTERTAINMENT GAMING ASIA INC. REPORTS FIRST QUARTER 2016 RESULTS

Hong Kong – May 12, 2016 – Entertainment Gaming Asia Inc. (NASDAQ: EGT) (“Entertainment Gaming Asia” or “the Company”), a gaming company focused on emerging gaming markets in Pan-Asia, today reported operating results for the first quarter ended March 31, 2016 and reviewed recent corporate progress.

Key Financial Metrics

•	Consolidated revenue of $5.2 million for the first quarter of 2016
•	Adjusted LBITDA (loss before interest, taxes, depreciation, amortization and non-cash charges) of $38,000 for the first quarter of 2016
•	Net loss of $1.5 million for the first quarter of 2016
•	Cash balance of $30.7 million and debt free as of March 31, 2016

First Quarter of 2016 Financial Performance

The Company’s first quarter of 2016 consolidated revenue was $5.2 million, a decrease of 38% compared to $8.3 million in the first quarter of 2015 due primarily to a decrease in the gaming products business.

Gaming operations revenue was $3.9 million for the first quarter of 2016, a decrease of 4% compared to $4.0 million in the first quarter of 2015. Gaming operations revenue comprised $3.4 million from slot participation operations and $457,000 from fixed lease operations. Fixed lease operations commenced March 1, 2016 in NagaWorld following the expiration of the Company’s participation contract on February 29, 2016.

Average consolidated daily net win per unit for the participation operations was $108 for the first quarter of 2016, unchanged with the first quarter of 2015 as improvements in Cambodia were offset by declines in the Philippines.

Cambodia average daily net win per unit was $142 for the first quarter of 2016, an increase of 11% compared to $128 in the prior year period primarily due to improved participation performance from NagaWorld and Thansur Bokor. NagaWorld average daily net win per unit increased to $232 for January and February of 2016 compared to $198 in the first quarter of 2015 mainly as a result of an increase in VIP player traffic.

Philippines average daily net win per unit was $60 for the first quarter of 2016, a decrease of 12% compared to $68 in the prior year period. The decrease was primarily a result of lower player traffic due to increased competition from new integrated casino resorts in Manila. The Company continues its proactive marketing strategies in efforts to stabilize performance in the increasingly competitive landscape.

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Entertainment Gaming Asia Reports Q1 2016 Earnings Results, 5/12/16	page 2

Revenue from gaming products was $1.3 million for the first quarter of 2016 compared to $4.3 million in the first quarter of 2015. The decrease was primarily a result of lower product sales to existing customers. The Company recorded a gross margin loss of $456,000 for this division for the first quarter of 2016 compared to a gross profit of $610,000 in the prior year period. The increase in gross margin loss was primarily due to lower production volumes, which led to higher production inefficiencies and under-absorption of overhead costs for gaming chips and plaques.

Selling, general and administrative and research and development expenses totaled $2.4 million for the first quarter of 2016 compared to $1.6 million in the first quarter of 2015. The increases were primarily due to $397,000 in expenses associated with the development of the social gaming casino platform and higher legal expenses related to the Dolphin litigation in the first quarter of 2016.

Entertainment Gaming Asia reported adjusted LBITDA of $38,000 in the first quarter of 2016 compared to EBITDA of $2.4 million in the first quarter of 2015.

The Company reported a net loss of $1.5 million, or $0.10 per share, on a weighted average diluted share count of 14.5 million shares for the first quarter of 2016. This compared to net income of $570,000, or $0.04 per share, on a weighted average diluted share count of 14.5 million shares for the first quarter of 2015. The increase in net loss was primarily a result of lower revenue and increased gross margin loss for the gaming products operations, lower gaming operations revenue and higher operating expenses in the current year period.

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, commented, “We had a challenging first quarter primarily due to operating losses from the gaming products business and incremental costs associated with the development of the new social casino gaming platform. Despite this, our cash position of $30.7 million as of March 31, 2016 was essentially unchanged from December 31, 2015.

The 2016 year is one of transition for the Company. In April, we made the strategic decision to sell our Dolphin assets and exit the gaming products business. The transaction closed on May 11, 2016. We believe this strategic move will enable us to focus our resources on new projects that will drive long-term growth for the Company. We are actively seeking and/or pursuing opportunities to enter new markets. This includes, but is not limited to, efforts to develop an online social casino platform.”

Entertainment Gaming Asia is hosting a conference call and simultaneous webcast at 8:30 a.m. ET today, Mary 12, 2016, both of which are open to the general public. The conference call number is 877/256-3294 or 415/226-5359. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.EGT-Group.com. Please allow 15 minutes to register and download and install any necessary software.  Following its completion, a replay of the call can be accessed for thirty days on the Internet at www.EGT-Group.com.

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NASDAQ: EGT), an indirect, majority-owned subsidiary of Melco International Development Limited, is a gaming company in Pan-Asia engaged in the leasing of electronic gaming machines to the gaming industry in Cambodia and the Philippines and the development and operation of gaming venues in Asia under its “Dreamworld” brand.  The Company is also developing a free to play online social casino gaming platform for certain Asian markets.

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Entertainment Gaming Asia Reports Q1 2016 Earnings Results, 5/12/16	page 3

Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding expectations for the Company’s slot operations business model, growth of the gaming industry in Asia, the Company’s ability to secure new projects and fund those projects, the Company’ ability to develop and successfully launch a social casino gaming platform and fund this initiative, expectations for the intended strategic benefits to the Company due to the sale of the Dolphin assets, and expectations for expanding its business model to new businesses that will provide growth for the Company. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to the Company’s ability to: place gaming machines at significant levels and generate the expected amount of net win from the gaming machines placed; identify and implement successful marketing and promotional strategies for the Company’s gaming projects and identify and successfully develop additional projects; acquire additional capital as and when needed; adapt to potential changes in gaming policies and political stability in the countries in which the Company operates, the ability to operate and compete in the social casino gaming market and those other risks set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 30, 2016 and subsequently filed quarterly reports on Form 10-Q. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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Entertainment Gaming Asia Reports Q1 2016 Earnings Results, 5/12/16	page 4

Entertainment Gaming Asia Inc.

Consolidated Statements of Comprehensive Loss/Income

(Unaudited)

	Three-Month Periods Ended March 31,
(amounts in thousands, except per share data)	2016	2015
Revenues:
Gaming operations	$3,851	$4,010
Gaming products	1,305	4,272
Total revenues	5,156	8,282

Operating costs and expenses:
Cost of gaming operations
Gaming property and equipment depreciation	482	819
Casino contract amortization	434	611
Other gaming related intangibles amortization	63	63
Other operating costs	1,396	822
Cost of gaming products	1,761	3,662
Selling, general and administrative expenses	1,960	1,612
Gain on disposition of assets	—	(5)
Research and development expenses	448	35
Depreciation and amortization	52	54
Total operating costs and expenses	6,596	7,673

(Loss)/income from operations	(1,440)	609

Other income/(expenses):
Interest expense and finance fees	—	(1)
Interest income	3	3
Foreign currency gains/(losses)	72	(30)
Other	9	9
Total other income/(expenses)	84	(19)

(Loss)/income before income tax	(1,356)	590

Income tax expenses	(119)	(20)

Net (loss)/income attributable to EGT stockholders	$(1,475)	$570
Other comprehensive income:
Foreign currency translation	29	1
Total other comprehensive income, net of tax	29	1

Comprehensive (loss)/income attributable to EGT stockholders	$(1,446)	$571

Basic and diluted earnings per share:
(Loss)/earnings	$(0.10)	$0.04

Weighted average common shares outstanding
Basic	14,460	14,450
Diluted	14,460	14,467

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Entertainment Gaming Asia Reports Q1 2016 Earnings Results, 5/12/16	page 5

Entertainment Gaming Asia Inc.

Consolidated Balance Sheets

	March 31, 2016	December 31, 2015
(amounts in thousands, except per share data)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$30,685	$30,681
Accounts receivable, net	1,084	724
Amounts due from related parties	2	257
Other receivables	63	78
Inventories	1,856	2,378
Prepaid expenses and other current assets	468	295
Contract amendment fees	—	18
Total current assets	34,158	34,431

Gaming equipment, net	2,583	2,985
Casino contracts	95	528
Property and equipment, net	5,589	5,919
Goodwill	340	332
Intangible assets, net	650	391
Deferred tax assets	280	274
Prepaids, deposits and other assets	434	425
Total assets	$44,129	$45,285

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$900	$288
Amounts due to related parties	48	239
Accrued expenses	1,843	1,755
Income tax payable	106	2
Deferred revenue	—	9
Customer deposits and other current liabilities	188	529
Total current liabilities	3,085	2,822

Other liabilities	892	880
Deferred tax liability	29	29
Total liabilities	4,006	3,731

Stockholders’ equity:
Common stock, $.001 par value, 38,000,000 shares authorized;14,464,220 shares issued and outstanding	14	14
Additional paid-in-capital	47,778	47,763
Accumulated other comprehensive income	738	709
Accumulated losses	(8,408)	(6,933)
Total EGT stockholders’ equity	40,122	41,553
Non-controlling interest	1	1
Total stockholders’ equity	40,123	40,554
Total liabilities and stockholders’ equity	$44,129	$45,285

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Entertainment Gaming Asia Reports Q1 2016 Earnings Results, 5/12/16	page 6

Entertainment Gaming Asia Inc.

Adjusted (LBITDA)/EBITDA

(Unaudited)

	Three-Month Periods Ended March 31,
(amounts in thousands)	2016	2015
Net(loss)/income – GAAP	$(1,475)	$570
Interest expense and finance fees	—	1
Interest income	(3)	(3)
Income tax expenses	119	20
Depreciation and amortization	1,307	1,810
Stock-based compensation expenses	14	30
Gain on disposition of assets	—	(5)
Adjusted (LBITDA)/EBITDA	$(38)	$2,423

Adjusted (LBITDA)/EBITDA is (loss)/earnings before interest, taxes, depreciation, amortization, stock-based compensation, and other non-cash operating income and expenses. Adjusted (LBITDA)/EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted (LBITDA)/EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its operations with those of its competitors. The Company also presents Adjusted (LBITDA)/EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported (LBITDA)/EBITDA as a supplement to financial measures in accordance with generally accepted accounting principles in the United States (“GAAP”). Adjusted (LBITDA)/EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income/(loss), Adjusted (LBITDA)/EBITDA does not include depreciation or interest expense and,  therefore, does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using Adjusted (LBITDA)/EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include operating income, net income/(loss), cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, taxes and other non-recurring charges, which are not reflected in Adjusted (LBITDA)/EBITDA. Entertainment Gaming Asia’s calculation of Adjusted (LBITDA)/EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

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Entertainment Gaming Asia Reports Q1 2016 Earnings Results, 5/12/16	page 7

Entertainment Gaming Asia Inc.

Gaming Operations Performance Metrics

(Unaudited)

	Three-Month Periods Ended March 31,
	2016	2015
Net revenue to EGT (in thousands)
Participation operations
Cambodia	$2,575	$3,118
Philippines	595	670
Service revenue(1)	224	222
Consolidated participation total	3,394	4,010
Fixed fee operations	457	—
Consolidated total	$3,851	$4,010

Average daily revenue (per unit)
Participation operations
Cambodia	$142	$128
Philippines	60	68
Consolidated participation total	108	108
Fixed fee operations	22	—
Consolidated total	$108	$108

EGM seats in operation (period end)
Participation operations
Cambodia	329	1,045
Philippines	547	546
Consolidated participation total	876	1,591
Fixed fee operations	670	—
Consolidated total	1,546	1,591

(1) Service revenue represents reimbursements of certain expenses, which for accounting purposes, are included in the participation revenue and grossed up in the cost of gaming operations.

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